Exhibit 10.14
MEMBERS AGREEMENT
OF
DIABLO MARKETING LLC,
A Limited Liability Company
     This MEMBERS AGREEMENT, dated as of October 24, 2001, of Diablo Marketing LLC (the “Company”), is by and among Zhentil Keep Holding Co., a Delaware corporation (“ZKH”), and Crosman Corporation, a       Delaware corporation (“Crosman”).
WITNESSETH:
WHEREAS ZKH has the manufacturing, production and marketing expertise required; and
WHEREAS Crosman has the sales, marketing and distribution expertise required; and
WHEREAS the Members desire to insure continuity of the business and management of the Company and to provide for the disposition of the proceeds thereof;
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:
1. PRIOR AGREEMENTS
Any prior agreements and understandings among the parties hereto with respect to the Company are hereby terminated and are of no further force and effect, with the exception of the OPERATING AGREEMENT dated October 24, 2001 (the “Operating Agreement”). Capitalized terms not specifically defined herein shall have the meaning set forth in the Operating Agreement.
2. TERM OF AGREEMENT
This Members Agreement shall commence on the date hereof and shall terminate upon the occurrence of any of the following events:
(a)	The mutual consent in writing of all the parties hereto; or

(b)	The sale of all the Capital Interests held by all but one of the Members; or

(c)	The expiration of 60 days after a petition in bankruptcy shall have been filed by or against the Company, by persons other than any of the Members, unless such petition shall have been discharged during such 60 day period; or

(d)	An assignment by the Company for the benefit of creditors;

(e)	The expiration of 60 days after the commencement of any proceeding, by persons other than any of the Members, under any act of Congress or governmental authority for the relief of debtors seeking the relief or readjustment of indebtedness, either through reorganization, composition, extension or otherwise, and such proceedings involving the Company as debtor shall not have been vacated within such 60 day period; or

(f)	The voluntary or involuntary dissolution of the Company; provided, however, that if voluntary, such dissolution is agreed to by Members holding, in aggregate, at least 80% of all the Capital Interests in the Company.
In the Event that any Member shall cease to be the owner of Capital Interests of the Company, such Member shall cease to be a party to this Members Agreement and this Members Agreement shall no longer be binding upon or inure to the benefit of such Member; provided, however, that nothing contained in this Section 2 shall affect or impair any rights of obligations of any Member or the Company arising prior to the time of the termination of this Members Agreement, or which may arise by an event causing such termination.
3. INITIAL SHARE STRUCTURE
(a)	The initial capital contributions of the members (“Initial Contribution”) shall be effected as of the date hereof (the “Effective Date”).

(b)	On the Effective Date, each member’s Initial Contribution shall be one hundred thousand US dollars (US$100,000.00).

(c)	Within 7 days of the Effective Date, each member shall make a further capital contribution (“Further Contribution”) in the amount of two hundred seventy five thousand US dollars (US$275,000.00).

(d)	The Further Contributions shall be used to purchase the molds (for equipment masks and packaging bottles, see Schedule A) that the Company will require for operation, at a fixed price of five hundred fifty thousand US dollars ($550,000.00), from Unitech Consultants Limited, a Hong Kong company (“Unitech”).

(e)	The Members shall examine the business during the first year of operation, and together determine whether any other capital contribution (“Optional Contribution”) shall be required. If the Members decide unanimously that an

Optional Contribution is required, then the amount of said contribution shall not exceed one hundred fifty thousand US dollars (US$150,000.00) per member. Bank financing shall fund any other working capital requirements.

(f)	The initial Capital Interests of the Members shall be as follows:

(1) ZKH	50.0%
(2) Crosman	50.0%
4. MANAGEMENT AND OFFICERS
(a)	The business affairs of the Company shall be managed by those procedures set forth in the Operating Agreement except as otherwise set forth in this Section 4.

(b)	The Member’s agree that their shall be two officers of the Company, having the duties and titles set forth in this Section 4(b).

The first such officer shall be the Chief Executive Officer of the Company. The Chief Executive Officer shall be appointed by Crosman upon the approval of ZKH, which approval shall not be unreasonably withheld. The Chief Executive Officer shall have all of the duties and authority of the Manager set forth in the Operating Agreement, including, without limitation, the administration of the day-to-day operations of the Company, cash management and record keeping, intra-Company relations, sales, collection of debts owed to the Company, the purchase and procurement of product and warehousing and shipping.

The second officer shall be the Director of Marketing and Product Development. The Director of Marketing and Product Development shall be appointed by ZKH upon the approval of Crosman, which approval shall not be unreasonably withheld. The Director of Marketing and Product Development shall have management and administrative responsibilities in the areas of marketing, development of brand awareness, packaging, and product development. However, the Director of Marketing and Product Development shall not have the authority to expend Company funds, or to make an offer to sell or purchase products, without the approval of the Manager or the Chief Executive Officer. Likewise, neither the Manager, nor the Chief Executive Officer shall have any authority to make decisions within the management authority of the Director of Marketing and Product Development, without the approval of such officer.

Salaries paid to these executives as consideration for the performance of their duties as described herein shall initially be the responsibility of the Member that appointed them. These Members will be able to charge a management fee to the Company on a future date to be set by a vote of Members holding at least 80% of the Capital Interests of the Company.
5. OPERATIONS
(a)	Members shall provide product (which they manufacture themselves) to the Company at a profit, provided that the Company maintains a margin consistent with distributor margins in the relevant market (“Required Margin”) on resale of such products, such Required Margin to be defined by the Members at a later date.

(b)	Crosman shall supply CO2 to the Company at a price of US$0.23 per 12g bottle, plus the actual costs of packaging. ZKH shall supply paintballs to the Company at a price of US$14.00 per thousand, plus the actual costs of packaging. Subject to Section 5(a), these prices may be adjusted from time to time as required by the Member suppling such product to the Company. Notwithstanding the foregoing, ZKH may sell existing inventories of paintballs intended to be distributed in Sheriden brand specific packaging to the Company at US$14.00 per thousand until all Sheridan brand specific paintball packaging has been utilized.

(c)	Members shall offer to the Company credit terms of 60 days in the first year and 45 days in the second year for products sold by the Members to the Company. A Member may extend credit to the Company beyond such 60 day and 45 day terms as needed by the Company, and in such an event will be paid interest at its actual cost of funds.

(d)	Members shall provide full credit to the Company for defective product manufactured by the Member.

(e)	The Company may freely purchase product not produced by any of the Members from alternative sources directly without being required to do so through a Member.

(f)	ZKH shall license to the Company, at no charge, the use of the trade-names and trademarks required by the Company for use in the retail market, including DUSK, SKUL and DIABLO, and any other trade-names that the Members determine necessary to further the interests of the Company.

(g)	Crosman shall be paid a commission by the Company equivalent to 2.5% of net sales. In return for this payment, Crosman shall provide the Company’s sales force at its own expense, and bear all costs related to such sales force. As the Company develops its own sales force over time, Crosman shall be paid a commission by the Company equivalent to 2.5% of net sales for any sales not initiated by salespeople employed by the Company. For purposes of this paragraph, the salesperson servicing the account when a shipment is made

(h)	Crosman shall initially provide all warehousing services to the Company. The current Crosman warehouse facilities shall be used, and Crosman will collect a fee from the Company equivalent to 1.5% of net sales for the provision of such services. This shall include warehouse space, personnel, supplies, insurance, utilities, maintenance and any other costs necessary to warehouse and ship the Company’s product. The Company will lease its own warehouse space when it becomes necessary, at which point the Company shall pay all costs required to operate a shipping and warehouse facility, and Crosman will no longer receive the fee noted in this section above. If the Company relocates over an extended period of time, the above noted fee shall be reduced to an amount acceptable to Crosman and those Members holding, in the aggregate, 80% of the Capital Interest.

(i)	Crosman shall initially provide all accounting, billing, collection, payroll and IT services and any related administrative costs, in return for a payment from the Company equivalent to 1.0% of net sales. As the Company develops its own administrative staff over time, this commission shall be reduced to an amount acceptable to Crosman and those Members holding, in the aggregate, 80% of the Capital Interest. At such time as the Company is providing all of the accounting, billing, collection, payroll and IT services for itself, Crosman will no longer receive the fee noted in this section above.

(j)	The parties hereto agree that the Company will, from time to time, effect distributions to the Members in amounts sufficient to pay the tax liabilities of the Members at the highest federal, state and local rates arising out of the income earned by the Company, such distribution to be effected at a time and from time to time to enable the Members to satisfy such tax liability prior to the date interest and/or penalties may accrue thereon. In no event shall distributions to Members be unequal.

(k)	The parties hereto agree that, unless otherwise agreed to by the Members holding at least 80% of all the Capital Interests, and after giving effect to the distributions specified in Section 4(d) hereof, the Company will, from time to time, effect distributions to the Members and Economic Holders, in amounts equal to at least 50% of the retained earnings of the Company, and that such distributions shall be made no less frequently than quarterly; provided, however, that no such distribution shall be effected as long as the Company is indebted to the Members for product delivered and any portion of such indebtedness is more than 60 days overdue in the year 2001 or more than 45 days overdue thereafter. There must be sufficient legal funds to effect this distribution.

6. MODIFICATION AND WAIVER
This Members Agreement cannot be amended, modified, supplemented or changed, and no provision hereof can be waived, except by a written instrument making specific reference to this Members Agreement and signed by the parties hereto against whom enforcement of any such amendment, modification, supplement, change or waiver is sought. The waiver of any right of a party hereto shall not be deemed a waiver of any other right derived hereunder.
7. COVENANT NOT TO COMPETE
Each Member hereby agrees that:
(a)	Each Member shall, and each Member shall cause its Affiliates (as defined below) to, (i) hold in confidence all knowledge and information of a confidential nature of the Company and (ii) refrain from disclosing, publishing or making use of same without the prior written consent of the Company; and

(b)	Each Member shall, and shall cause each of its Affiliates to, (i) hold in confidence any and all trade secrets of the Company and (ii) refrain from disclosing, publishing or making use of same without prior written consent of the Company; and

(c)	Except as set forth in Subsection (f) below, during the Noncompete Period (as hereinafter defined) a Member shall not, and shall not permit any Affiliates to, in any manner, directly or indirectly:
(i)	Engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render services (of any executive, advertising, marketing, sales, administrative, supervisory or consulting nature) to any business which engages in providing any goods or services provided by the Company (collectively the “Company Activities”), and which is conducting such Company Activities anywhere in the world in retail, distribution and other markets directly related to the Non-Conventional Paintball Market (such retail, distribution and other markets anywhere in the world directly related to the Non-Conventional Paintball Market referred to herein as the ‘Territory”);

(ii)	Employ, or seek to employ, on his or its own behalf, as the case may be, or on behalf of any other person, firm or company, any person who was employed during the Noncompete Period by the Company and who has not thereafter ceased to be employed by the Company for a period of at least one year; or

(iii)	Solicit, or seek to solicit, on his or its, as the case may be, own behalf or on behalf of any other person, firm, or company, any customer of the Company who is or was a customer of the Company from the Effective Date to the end of the Noncompete Period and whose facilities serviced by the Company are located within the Territory for the purpose of rendering or performing Company Activities for such customer.
(d)	Crosman shall not, and shall not permit any Affiliates to, during the Noncompete Period, in any manner, directly or indirectly, engage in the manufacture of paintballs. ZKH shall not, and shall not permit any Affiliates to, during the Noncompete Period, in any manner, directly or indirectly, engage in the manufacture of CO2 powerlets.

(e)	ZKH shall not, and shall not permit any Affiliates to, during the Noncompete Period, in any manner, directly or indirectly, engage in selling or soliciting sales with respect to any paintball product within the Territory.

(f)	Notwithstanding anything in Sections 4(c), 4(d) and 4(e) to the contrary:
1) Crosman may sell existing inventories of its Sheriden brand paintball products into the Territory until such inventories have been completely depleted.
2) Except for the Skul and Dusk brands, ZKH may market and sell paintball products under anyother brand name, including, without limitation, the Diablo brand, anywhere outside of the Territory, but not at prices lower than offered to the Company.
3) Crosman may engage in any business related to air guns and air gun ammunition, including, without limitation, pellets, BBs and all other air gun accessories. In addition, Crosman may market and sell CO2 powerlets packaged for any market other than the paintball market to any person, business or entity.
The “Noncompete Period” shall be the period commencing on the date hereof and terminating on the close of business on the third anniversary from the date such Member no longer owns Capital Interests.
The “Affiliate” of any person or entity means any other person or entity who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such first person or entity. Without limiting the generality of the foregoing, Procaps Encapsulations, Inc. (“Procaps”) shall be deemed an Affiliate of ZKH.

8. SEVERABILITY
If a judicial determination is made that any of the provisions of Section 7 hereof constitutes an unreasonable or otherwise unenforceable restriction against any Member, the provisions of Section 7 hereof shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Members Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of Section 7 hereof and to apply the provisions of Section 7 hereof to the remaining portion of the Territory or the remaining business activities not so severed by such judicial authority. In addition, the parties hereto further agree that such judicial authority shall be empowered to reduce the scope of any of the provisions of Section 7 hereof to the extent necessary to make any such provision enforceable. Moreover, notwithstanding the fact that any provision of Section 7 hereof is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provisions by such Member or any Related Party. The time period during which the prohibitions set forth in Section 7 hereof shall apply shall be tolled and suspended as to such Member or any Related party for a period equal to the aggregate quantity of time during which such Member or any Related Party violates such prohibitions in any respect.
9. CHANGE IN CONTROL
In the event of a Change in Control (as defined below) of either Member (or, in the case of ZKH, of ZKH or Procaps) such that the person or entity in control of the Member (or Procaps) is a Competitor of the Company (as defined below), all of the Capital Interest of that Member shall be deemed to be offered for sale to the other Member for a period of thirty (30) days from the later of (i) the date of the Change in Control, or (ii) the date the selling Member delivers written notice of the Change in Control to the other Member. During such thirty (30) day period the other Member shall send written notice to the selling Member of its intention to purchase the offered Capital Interest. If the other Member does not elect to purchase the offered Capital Interest within such 30 day period, then the offer of sale shall expire. If the other Member does provide timely written notice of its intention to purchase the Capital Interest, then the sale price for such Capital Interest shall be seventy percent (70%) of the fair market value of such Capital Interest, as determined by an independent third party appraisal firm, mutually agreeable to both Members (the “Appraiser”). The closing of such sale of the Capital Interest shall be as soon as practicable after the Appraiser determines the fair market value, but in no event more than 30 days following such determination by the Appraiser. The determination of fair market value by the Appraiser shall be binding on both parties.
For purposes of the Section, the term “Change in Control” with respect to either Member shall mean either:
     (i) The consummation of a merger or consolidation of the Member (or, in the case of ZKH, either ZKH or Procaps) with or into another entity, the sale of voting stock of the Member (or, in the case of ZKH, either ZKH or Procaps), or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, sale or other reorganization is owned by persons or entities who were not stockholders of the Member (or, in the case of ZKH, either ZKH or Procaps) immediately prior to such merger, consolidation, sale or other reorganization; or
     (ii) The sale, transfer or other disposition of all or substantially all of the Member’s (or, in the case of ZKH, either ZKH’s or Procaps’) assets.
For purposes of this Section, the term “Competitor” shall mean any other person or entity that manufactures, markets or sells paintball products, including, without limitation, Brass Eagle, Pursuit Marketing, National Paintball East, National Paintball South, Tippman, Kingman, and Zap (AccuCaps).
10. SPECIFIC PERFORMANCE
Inasmuch as the Capital Interests are closely held and the market therefore is limited, irreparable harm would result if this Members Agreement were not specifically enforced. Therefore, the rights and obligations of the parties hereto and the transferees thereof to offer for sale and to purchase Capital Interests shall be enforceable in a court of equity by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith, and each Member hereby agrees that any remedy at law for any breach of the provisions contained in Section 7 hereof shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedy that the Company might have under this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party my have under this Members Agreement or otherwise.
11. INDEMNIFICATION
Each Member hereby agrees to indemnify and defend and hold harmless each of the other Members from and against any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, attorneys’ fees) incurred and arising out of or due to (i) any breach of any representation, warranty, covenant or agreement of such Member contained herein, or (ii) claims of products liability, negligence, or strict liability relating to products supplied by that Member or an Affiliate of such Member to the Company, except to the extent arising out of the negligent acts or omissions of the Company.
Each Member hereby agrees to indemnify and defend and hold harmless the Company from and against any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, attorneys’ fees) incurred and arising out of or due to (i) any breach of any representation, warranty, covenant or agreement of such Member contained herein, or (ii) claims of products liability, negligence, or strict liability relating to products supplied by that Member or an

Affiliate of such Member to the Company, except to the extent arising out of the negligent acts or omissions of the Company.
12. SUCCESSORS AND ASSIGNS
All the provisions contained herein shall inure to the benefit of and be binding upon the heirs, successors, assigns and personal representatives of the respective parties hereto.
13. GOVERNING LAW
This Members Agreement has been made in and shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
14. NOTICES
All notices, offers, acceptances and other communications to be made, served or given to a party hereto pursuant to the provisions contained herein shall be in writing and shall be sent by overnight courier service or personally delivered to such party at the address listed below or to such other address as any party hereto shall specify by notice delivered pursuant to the provisions of this Section 14.
Zhentil Keep Holding Co.
c/o Procaps Encapsulation Inc.
6000 Kieran Street
St. Laurent, Quebec
H4S 2B5, Canada
Crosman Corporation
Rts. 5 & 20
E. Bloomfield, NY
14443, U.S.A.
15. HEADINGS
The headings contained in this Members Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Members Agreement.
16. COUNTERPARTS
This Members’ Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single instrument.
The undersigned hereby agree, acknowledge, and certify that this Agreement constitutes the Members’ Agreement of DIABLO MARKETING LLC, a Limited Liability Company adopted by the Members of the Company as of the Date first above written.
MEMBERS

ZHENTIL KEEP HOLDING CO.

By:	/s/ Richmond Italia
Richmond Italia, President

CROSMAN CORPORATION

By:	/s/ Ken D’ Arcy
Ken D’ Arcy, President

SCHEDULE A
Molds owned by Unitech Consultants Limited

Mask:	Three molds (mask, lens, clip)

Bottles:	500 count
200 count (lease to own)

Equipment Belt:	Mold for clips and 100 count pod